Exhibit 10.1

EXECUTIVE AGREEMENT

GPE Global Holdings Inc.

This Executive Agreement (the “Executive Agreement”) is entered into this 18th day of June 2021; by and

between:	Novo Integrated Sciences Inc. (the “Company”), a company organized and existing under the laws of the State of Nevada, with its head office located at:
11120 NE 2nd Street, Suite 100
Bellevue, WA 98004

and	GPE Global Holdings Inc. (“Executive”), a company organized and existing under the laws of Ontario, with its head office located at:

Each of the Company and the Executive may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a public company, the common stock, USD $0.001 par value per share (the “Common Stock”), of which is registered under the Securities Act, which files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Parties desire to engage the services of the Executive ensuring that Robert Mattacchione will be responsible for the services herein through this Executive Agreement, to (i) provide expertise and operational input in the Company’s activities and growth objectives; and to (ii) provide input and expertise, based on experience, in all of the Company’s subsidiaries and Joint Ventures; and to (iii) fulfill the roles and responsibilities as Chief Executive Officer (“CEO”) for the Company; and

NOW THEREFORE, in consideration of the mutual promises between the parties, the parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Definitions. For the purposes of this Executive Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

a)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are closed for regular business.

b)	“CAD” means Canadian Dollars.

c)	“Company” has the meaning set forth in the Preamble.

d)	“Company Shares” means the Company Common Stock, which is publicly traded on the Nasdaq under the trading symbol NVOS, that may be available for issuance to the Executive based on certain bonus milestones as defined in Article IV of this Executive Agreement.

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e)	“Currency” delineation for this Executive Agreement, unless delineated in any other currency, all amounts expressed using the symbol “$” or “dollar” refer to the lawful money of the United States.

f)	“Executive Agreement” means this Executive Agreement, dated June 18, 2021.

g)	“USD” means United States Dollars.

Section 1.02. Interpretive Provisions. Unless the express context otherwise requires:

a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Executive Agreement, shall refer to this Executive Agreement as a whole and not to any particular provision of this Executive Agreement; and

b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa; and

c)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Executive Agreement; and

d)	wherever the word “include,” “includes,” or “including” is used in this Executive Agreement, it shall be deemed to be followed by the words “without limitation”; and

e)	references herein to any gender shall include each other gender; and

f)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Executive Agreement; and

g)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

ARTICLE II. ENGAGEMENT

Section 2.01. All of the “Whereas” clauses set forth above are incorporated into this Executive Agreement by reference.

Section 2.02. The Company hereby engages the Executive to provide expertise as Chief Executive Officer and such Executive services as may, from time to time, be requested by the Company, with respect to all of it business.

ARTICLE III. TERM AND RENEWAL

Section 3.01. The term of this Executive Agreement shall run for an initial term of thirty-six (36) months from the date of the execution of this agreement first provided above, and may not be sooner terminated except as specifically provided herein. The term of this Executive Agreement may be extended at the end of the initial term if the Company and the Executive mutually agree.

Section 3.02 The Executive may terminate this Executive Agreement at any time, upon ninety (90) days’ written notice to the Company, and receive (i) additional compensation equal to One Million Five Hundred Thousand ($1,500,000) USD in restricted shares of the Company’s Common Stock as consideration for the previous tenure of unpaid service filling the roles and responsibilities as the Company’s CEO since October 17, 2018 to the date of execution herein, and (ii) any other compensation earned within this Executive Agreement.

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ARTICLE IV. COMPENSATION

Section 4.01. Salary. The Executive will be paid, during the term of this Executive Agreement, renumeration in the amount of $186,000.00 USD per year for forty-eight weeks per year plus applicable taxes.

Section 4.02. Monthly Collected Revenue Bonus (“MCRB”). In addition to the Salary, the Executive shall receive a monthly bonus reconciled quarterly and paid as follows:

a)	Executive will be awarded quarterly cash bonuses equal to ten percent (10%) of Positive Net Income (“PNI”).

b)	The PNI will be reconciled within thirty days after the close of the quarter with payment to the Executive made within forty-five days of the close of the quarter.

Section 4.03. Market Cap Milestone Bonus (“MCMB”). In addition to the above referenced Salary (Section 4.01) and the MCRB (Section 4.02), the Executive shall receive bonuses based on increases in the Company’s Market Cap Valuation (“MCV”) from the date of this Executive Agreement. The following MCMB milestone bonus parameters apply:

a)	For each and every Fifty Million USD ($50,000,000) Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), the Executive will receive One Million USD ($1,000,000), or two percent (2%) of $50,000,000, in Company Common Stock. For the sake of clarity, the Executive will only be issued compensation based on $50,000,000 MCV increments, there will be no compensation issued for anything above $50,000,000 until the subsequent $50,000,000 MCV milestone is achieved. This bonus will be capped at a Company MCV of One Billion Dollars USD. This 50M Bonus Event Stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by the Executive, and held as an allocation to the Executive, until the requisition date as provided in writing, by the Executive, to the Company, and (ii) 50% registered shares from the Company’s current active Incentive Plan within 30 days of the respective 50M Bonus Event.

b)	Upon the Company reaching and sustaining a MCV of One Billion USD for no less than 30 days (the “1B Bonus Event”), the Executive will receive $50,000,000, or five percent (5%) of One Billion USD, in restricted shares of Company Common Stock. This 1B Bonus Event Stock will be issued within 30 days of the 1B Bonus Event or at a later date as requested by the Executive, and held as an allocation to the Executive, until the requisition date as provided in writing, by the Executive, to the Company.

c)	For each additional One (1) Billion USD MCV, beyond the initial 1B Bonus Event as provided for in Section 4.02 (b), sustained for a period of no less than thirty days, the Executive will receive $50,000,000, or five percent (5%) of One Billion USD, in restricted shares of the Company’s Common Stock. This additional 1B Bonus Event Stock, commencing with a Two Billion USD Company MCV and each additional 1B Company MCV increase, beyond Two Billion USD, will be issued within 30 days of the Bonus Event, or at a later date as requested by the Executive, and held as an allocation to the Executive, until the requisition date as provided in writing, by the Executive, to the Company.

d)	All Company stock issued shall be calculated based on the stock price at the close of trading on the date of the respective Bonus Event.

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Section 4.04. Expenses. The Executive shall have all expenses reimbursed within thirty days of submission of an expense report.

Section 4.05. Bonus Payments. All cash bonus payments required by Article IV will be paid to and delivered to the Executive, at its address as provided in Section 10.01 hereof.

ARTICLE V. AUTHORITY, POWER, OBLIGATIONS AND RESPONSIBILITIES OF THE EXECUTIVE

Section 5.01. The Executive shall hold the title of Chief Executive Officer of the Company and shall have full power and authority afforded to the Executive by the Board of the Company. The Executive shall report directly to the Board of Directors.

Section 5.02. For greater certainty, the CEO authority, powers, duties and responsibilities hereunder towards the Company shall include but are not limited to:

a)	Plan, develop, implement and direct the organization’s operational and fiscal function and performance.

b)	Act as a strategic partner by developing and implementing the company’s plans and programs.

c)	Analyze and make recommendation on the impact of long range growth initiatives, planning, and introduction of new strategies and regulatory actions.

d)	Develop credibility and authority for the finance leadership team by providing accurate analysis of budgets, reports and financial trends and operational procedures in order to assist the BOD and senior executive team.

e)	Create, improve, implement and enforce policies and procedures of the organization that will improve operational and financial effectiveness of the company.

f)	Communicate effectively and establish credibility throughout the organization and with the Board of Directors as an effective developer of solutions to business challenges.

g)	Provide expert financial guidance and advice to others within executive leadership.

h)	Improve the planning and budgeting process on a continual basis by educating departments and key members of corporate leadership.

i)	Provide strategic input and leadership on decision making issues affecting the organization; specifically relating to the evaluation of potential mergers, acquisitions or partnerships.

j)	Optimize the handling of banking relationships and work closely with CFO to foster and grow strategic financial partnerships.

k)	Work with finance team to develop a solid cash flow projection and reporting mechanism, which includes setting a minimum cash threshold to meet operating needs.

l)	Act as a strategic advisor and consultant offering expert advice on contracts, negotiations or business deals that the corporation may enter into.

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m)	Evaluate company’s financial, operational, and sales and marketing structures to plan for continual improvements and a continual increase of operating efficiencies.

n)	Mentor and interact with members of staff at all levels to foster growth and encourage development among senior executive team and all members of staff.

Section 5.03. It is understood and acknowledged and agreed to by the Parties, that this Executive Agreement is exclusive, and that the Executive may not act as the Executive of other individuals, persons, corporations, partnerships or other legal entities operating other similar or sector related the Company.

Section 5.04. It is understood, acknowledged and agreed by the Company that:

a)	the Executive has made no waiver, warranty or guarantee whatsoever upon which the Company may rely, however, it is understood that the Executive has indicated expectations of growth and profitability, the Executive is expected to achieve the expectations given the Company can adequately finance the objectives giving rise to the expectations provided.

ARTICLE VI. DEFAULT

Section 6.01. The Company shall be deemed to be in default under this Executive Agreement upon the occurrence of any of the following events:

a)	if the Company shall become insolvent, or bankrupt, or subject to the provisions of the Bankruptcy Code of USA, or shall go into liquidation, either voluntarily or under an order of a Court of competent jurisdiction, or shall make a general assignment for the benefit of its creditors, or otherwise acknowledge its insolvency; or

b)	if a liquidator or liquidators or receiver or receivers or a trustee or trustees in bankruptcy, be appointed to the Company, or if its secured creditors take possession of the property of the Company or any substantial or essential part thereof in the sole determination of the Executive; or

c)	if the Company fails, refuses or neglects promptly pay any monies owing to the Executive when due under this Executive Agreement.

Section 6.02. The Executive shall be deemed to be in default under this Executive Agreement upon the occurrence of any of the following events:

a)	if the Executive fails, refuses or neglects to promptly perform any material obligations owing to the Company when due under this Executive Agreement, and such failure in performance shall continue for 10 business days following notice from the Company unless the Executive shall have commenced within the 10 days following notice and is continuing acceptable measures to remedy the said failure in performance.

b)	If the performance of the Executive is not to minimum standards as expected by the Board of Directors of the Company.

Section 6.03. The termination of Executive’s services under this Executive Agreement shall not result in any forfeiture of; and shall not in any way adversely affect his ownership of any shares, options or warrants in the Company.

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ARTICLE VII. RELATIONSHIP OF THE PARTIES AND INDEMNIFICATION

Section 7.01. It is understood, agreed to and acknowledged by the Parties hereto that this Executive Agreement does not create any fiduciary relationship between them, and that nothing in this Executive Agreement is intended to, nor shall it be construed to, constitute either party a partner or joint venturer of the other, or to create any commercial or other partnership between the Parties hereto.

Section 7.02. The Company undertakes to hold the Executive harmless from any liability under any contract entered into with any third party within the scope of the Executive’s authority and powers hereunder, and to reimburse the Executive the amount of any expense which the Executive may make or incur in connection with such material contracts.

Section 7.03. The Company further undertakes to indemnify and hold harmless the Executive from any claim made by any person for any relief whatsoever arising out of any act or omission of the Executive or of any person acting under its supervision, unless the said claim is well-founded.

ARTICLE VIII. TERMINATION

Section 8.01. For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s service hereunder for cause for any one of the following reasons: 1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, 2) commission of any act of theft, fraud, dishonesty, or falsification of any Company records, 3) improper disclosure of the Company’s confidential or proprietary information, 4) any action by the Executive which has a detrimental effect on the Company’s reputation or business, 5) Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company thereof, and a reasonable opportunity to cure, such failure or inability, 6) any breach of this Agreement, which breach is not cured within 15 days following written notice of such breach, 7) a course of conduct amounting to gross incompetence, 8) chronic and unexcused absenteeism, 9) unlawful appropriation of a corporate opportunity, or 10) misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Executive’s services with the Company for cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid renumeration.

Section 8.02. Without Cause. The Company may terminate Executive’s service hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of three years renumeration and additional compensation as identified in Section 3.02, but if, and only if, Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form within 30 days of tender.

Section 8.03. Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

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ARTICLE IX. SEVERABILITY AND CONSTRUCTION

Section 9.01. Except as expressly provided to the contrary herein, each article, term, condition and provision of this Executive Agreement shall be considered severable, and if, for any reason whatsoever, any such article, term, condition or provision herein is deemed to be invalid, illegal or incapable of being enforced as being contrary to, or in conflict with any existing or future law or regulation by any court or agency having valid jurisdiction, such shall not impair the operation or have any other effect upon such other articles, terms, conditions and provisions of this Executive Agreement, and the latter shall continue to be given full force and effect by the parties hereto, and shall be construed as if such invalid, illegal or unenforceable article, term, condition or provision were omitted.

Section 9.02. All captions, titles, headings and article numbers herein have been inserted and are intended solely for the convenience of the parties, and none such shall be construed or deemed to affect the meaning or construction of any provisions hereof, nor to limit the scope of the provision to which they refer.

Section 9.03. All references herein to the masculine gender shall include the feminine and neuter genders, and all references herein to the singular shall include the plural, where applicable.

Section 9.04. This Executive Agreement constitutes the entire, full and complete Executive Agreement between the Company and the Executive concerning the subject matter hereof, and shall supersede all prior agreements, no other representations having induced the Company to execute this Executive Agreement.

Section 9.05. No representation, inducement, promises or agreements, oral or otherwise, between the parties not included herein or attached hereto, unless of subsequent date, have been made by either party and none such shall be of any force or effect with reference to this Executive Agreement or otherwise.

Section 9.06. No amendment change or variance of this Executive Agreement shall be binding upon either party, unless mutually agreed to by the parties and executed by them, or by their respective authorized employees, officers, or agents in writing.

ARTICLE X. MISCELLANEOUS

Section 10.01. Notices. Any and all notices required or submitted under this Executive Agreement shall be given in writing and shall be personally delivered or mailed by registered mail, postage prepaid and return receipt requested, except in the event of a postal disruption, to the respective parties at the following addresses, unless and until a different address has been designated by notice in writing to the other party:

To the Company
Christopher David, President
11124 NE 2nd St. Suite 100
Bellevue, WA 98004

To the Executive
Robert Mattacchione
c/o GPE Global Holdings Inc.

Section 10.02. Governing Law. This Executive Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of USA with jurisdiction in Florida. By execution and delivery of this Executive Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

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Section 10.03. Entire Agreement. This Executive Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties, or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 10.04. Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Executive Agreement that they have either done so or waived their right to do so in connection with the entering into of this Executive Agreement.

Section 10.05. Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Executive Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.06. Company Common Shares Rights and Conditions. All Parties understand the Company is a U.S. reporting publicly traded corporation and that any Common Stock issued under Article IV (Compensation) of this Executive Agreement will be issued under the guiding U.S. rules and regulations. Furthermore, all Parties understand any issued Common Stock issued will carry the same rights and conditions, with no special terms or conditions, as all Company Common Stock authorized for issue under the Company’s Nevada Articles of Incorporation.

Section 10.07. Common Share Pro-Rata Adjustment. Any Company Common Stock that may be issued to the Executive under the terms and conditions of this Executive Agreement are subject to pro-rata adjustment based on the Company’s Board of Directors approval of any forward or reverse stock split.

Section 10.08. Counterparts. This Executive Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

Section 10.09. Waiver. No failure, delay, waiver, forbearance or omission by either of the parties hereto of the conditions or of the breach of any term, provision, covenant or warranty contained herein, whether by conduct or otherwise, and no custom or practice of the parties not in accordance with the terms and conditions hereof, shall constitute or be deemed to be or be construed as being a further or continuing waiver of any such condition or breach, or the waiver of any other condition or of the breach of any other term, provision, covenant or warranty of this Executive Agreement.

Section 10.10. Language. The parties hereto acknowledge that they requested that this Executive Agreement and all related documents be drafted in English, that any notice to be given hereunder be given in English, and that any proceedings between the parties relating to this Executive Agreement be drafted in English.

Section 10.11. Disputes. The following process will be used to resolve disputes. The Parties will submit the dispute to binding arbitration under the rules of the American Arbitration Association. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either Party. Either Party may resort to judicial proceedings for intellectual property disputes or if interim relief is necessary to prevent serious and irreparable injury.

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Section 10.12. Confidentiality. Company may within the scope of this Executive Agreement convey, communicate, transmit to Executive certain information relating to products, services, research, development, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers, or other related information or documentation that is non-public, confidential, and/or proprietary in nature (hereinafter “Confidential Information”). All such Confidential Information, whether written or oral, whether furnished before or after the dates hereof, must be held by the bound parties in strictest confidence. Executive must exercise best efforts to care and maintain the confidentiality of Confidential Information. Executive shall not disclose Confidential Information to any person whatsoever, with the term “person” designating broadly any or all of the following, without limitation: governmental entities, corporations, partnerships, companies, entities, institutions, agencies, agents, or individuals, provided however, that the foregoing obligations regarding confidentiality shall not apply to any information that is or becomes generally available to or known by the public other than as a result of a disclosure made by Executive. Additionally, Executive shall not use any know-how acquired from Confidential Information in any activities not related to Executive’s services with Company nor may Executive at any time use Confidential Information in any way that would be detrimental to Company, or which may arise to usurping of profits or business opportunities from Company. In sum, Executive shall not without express authorization furnish to third parties, disclose or publish in any way the names of Company’s customers or suppliers or any trade secrets of Company or any financial information regarding sales, profits, or losses of Company.

Section 10.13. Non-Solicitation and Disclosure. If this Executive Agreement terminates for any reason, the Executive shall not, for a period of two years from the date of termination, have any business dealings whatsoever, either directly or indirectly or through corporate entities or associates with any customer or client of Company or its subsidiaries or any person or firm which has contacted or been contacted by Company as a potential customer or client of Company; and Executive shall keep in strictest confidence, both during the term of this Executive Agreement and subsequent to termination of this Executive Agreement, and shall not during the period of this Executive Agreement or thereafter disclose or divulge to any person, firm or corporation, or use directly or indirectly, for the Executive’s own benefit or the benefit of others, any information which in good faith and good conscience ought to be treated as confidential information including, without limitation, information relating to the software developed by Company, information as to sources of, and arrangements for, hardware supplied to customers or clients of Company, submission and proposal procedures of Company, customer or contact lists or any other Confidential Information. In addition, after the termination of this Executive Agreement, the Executive shall not solicit, encourage, influence, recruit or induce any employees of the Company for a period of one year from the date of termination.

Section 10.14. Work Made for Hire. Any work performed by Executive during Executive’s service with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws and shall be owned by and for the express benefit of Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party to this Executive Agreement has caused it to be executed on the date first written above.

Novo Integrated Sciences, Inc.

By:	/s/ Chris David
Chris David, President

GPE Global Holdings Inc.

By:	/s/ Robert Mattacchione
Robert Mattacchione, President

[End of Signatures]

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